FORM OF
                             SUB-ADVISORY AGREEMENT

                           PAX WORLD MANAGEMENT CORP.
                                  the "Advisor"
                                222 State Street
                         Portsmouth, New Hampshire 03801

                                                                 April __, 1998

Reich & Tang Asset Management L.P.
600 Fifth Avenue
New York, New York  10022

Gentlemen:

                    WHEREAS, we have entered into an Advisory Agreement with Pax World Money Market Fund, Inc., (the "Fund"), dated April __, 1998 (the "Advisory Agreement") pursuant to which we have been employed to manage the investment and reinvestment of the Fund, subject to the general control of the Fund's Board of Directors; and

                    WHEREAS, pursuant to Section 2(d) of the Advisory Agreement we are permitted from time to time to employ, subcontract with or otherwise associate with, entirely at our expense, such persons as we believe to be particularly fitted to assist us in the execution of the duties set forth under the Advisory Agreement.

                    We herewith confirm our agreement with you as follows:

                    1. The Fund, as provided in the Advisory Agreement, proposes to engage in the business of investing and reinvesting its assets in securities of the type, and in accordance with the limitations, specified in its Articles of Incorporation, By-Laws and Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933, including the Prospectuses forming a part thereof (the "Registration Statement"), all as from time to time in effect, and in such manner and to such extent as may from time to time be authorized by the Fund's Board of Directors. We enclose copies of the documents listed above and will furnish you such amendments thereto as may be made from time to time.

                    2. (a) We have been employed to manage the investment and reinvestment of the Fund's assets as above specified, and, without limiting the generality of the foregoing, to provide the investment management services specified in the Advisory Agreement.


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                         (b) Subject to the general control of the Board of
Directors of the Fund, our general supervision, and our determination that contemplated investments satisfy the social criteria applied to the Fund (as described in the Prospectuses)(the "Social Criteria"), we hereby subcontract with you to make decisions with respect to all purchases and sales of the portfolio securities. To carry out such decisions, you are hereby authorized, as our agent and attorney-in-fact to place orders for the investment and reinvestment of the Fund's assets. In all purchases, sales and other transactions in the Fund's portfolio securities you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as the Fund itself might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Notwithstanding anything herein, you will have no obligation for determining whether potential investments satisfy the Social Criteria nor will you be responsible or liable for any decision we make regarding same.

                         (c) You will report to the Fund's Board of Directors at
each meeting thereof all changes in the Fund's portfolio since your prior report, and will also keep us in touch with important developments affecting the Fund's portfolio and, on your initiative, will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual entities whose securities are included in the Fund's portfolio, the activities in which such entities engage, Federal income tax policies applicable to our investments, or the conditions prevailing in the money market or the economy generally. You will also furnish us with such statistical and analytical information with respect to the Fund's portfolio securities as you may believe appropriate or as we may reasonably request. In making such purchases and sales of the Fund's portfolio securities, you will comply with the policies set from time to time by the Fund's Board of Directors as well as the limitations imposed by our Articles of Incorporation and by the provisions of the Internal Revenue Code and the 1940 Act relating to regulated investment companies and the limitations contained in the Registration Statement.

                         (d) It is understood that you will from time to time
employ, subcontract with or otherwise associate with yourself, entirely at your expense, such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder.

                         (e) You or your affiliates will also furnish us, at
your own expense, such investment advisory supervision and assistance as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority

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to which you may be subject. You and your affiliates will also pay the expenses of promoting the sale of our shares (other than the costs of preparing, printing and filing our registration statement, printing copies of the prospectus contained therein and complying with other applicable regulatory requirements), except to the extent that the Fund is permitted to bear such expenses under a plan adopted pursuant to Rule 12b-1 under the 1940 Act or a similar rule.

                         (f) It is understood that nothing in this section shall
limit the Advisor's obligation as set forth in the Advisory Agreement to screen all contemplated investments to ensure that they satisfy the Social Criteria reflective of the investment philosophy of the Fund (as described in the Prospectuses).

                    3. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us and the Fund, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

                    4. In consideration of the foregoing we will pay you one-half of the fee paid to us pursuant to the Advisory Agreement between us and the Fund, which is at the annual rate of .15% of the Fund's average daily net assets. Your fee will be accrued daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may use any portion of this fee for distribution of the Fund's shares, or for making servicing payments to organizations whose customers or clients are the Fund's shareholders. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing. Any reimbursement of our expenses, to which we may become entitled pursuant to paragraph 3 hereof, will be paid to us at the same time as we pay you.

                    5. This Agreement will become effective on the date hereof and shall continue in effect until ____________ __, 2000 and thereafter for successive twelve-month periods (computed from each ), provided that such continuation is specifically approved at least annually by the Fund's Board of Directors or by a majority vote of the holders of the Fund's outstanding voting securities, as defined in the 1940 Act and the rules thereunder, and, in either case, by a majority of those of the Fund's directors who are neither party to this Agreement nor, other than by their service as directors of the trust, interested

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persons, as defined in the 1940 Act and the rules thereunder, of any such person who is party to this Agreement. Upon the effectiveness of this Agreement, it shall supersede all previous Agreements between us covering the subject matter hereof. This Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act and the rules thereunder, (ii) by a vote of a majority of the Fund's entire Board of Directors, on sixty days' written notice to you, (iii) by us on sixty days' written notice to you, (iv) by you on sixty days' written notice to us, or (v) upon the termination of the Advisory Agreement.

                    6. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

                    7. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees, who may also be a director, officer or employee of the Fund, or of a person affiliated with the Fund, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.


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677349.2

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                    If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                    Very truly yours,

                                    PAX WORLD MANAGEMENT CORP.


                                    By: ____________________________________
                                    Name:
                                    Title:


ACCEPTED:  April __, 1998

REICH & TANG ASSET MANAGEMENT L.P.
By:  REICH & TANG ASSET MANAGEMENT, INC., as General Partner


By:___________________________________
   Name:
   Title:


PAX WORLD MONEY MARKET FUNDS, INC.


By:___________________________________
   Name:
   Title:


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